Exhibit 99.1

Former President of Shore United Bank No Longer Employed by Shore United Bank

EASTON, Md., Jan. 15, 2019 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) today announced that Patrick M. Bilbrough is no longer employed by the Company's wholly-owned subsidiary, Shore United Bank, effective January 14, 2019.

On behalf of Shore Bancshares, Inc., President and Chief Executive Officer, Scott Beatty said, "We are grateful for Pat's contributions to Shore United Bank over the last 7 years. Pat was instrumental in facilitating the consolidation of the Company's banking subsidiaries into Shore United Bank and the expansion of Shore United Bank across the Eastern Shore and the greater Baltimore area. We wish Pat well in the next phase of his career."

Mr. Bilbrough's duties and responsibilities will be assumed by the Bank's newly appointed Chief Executive Officer, Scott Beatty, as well as other members of the Bank's executive management team.

About Shore Bancshares, Inc.

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank and an insurance premium finance company, Mubell Finance, LLC. Shore Bancshares engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: Lloyd ("Scott") Beatty, 410-763-7800